Spectrum Control Reports Third Quarter Profit

Company Achieves Record Levels of Sales, Profitability and Cash Flows; Earnings Per Share of 30 Cents, Up 88% from a Year Ago

FAIRVIEW, Pa., Sept. 23 /PRNewswire-FirstCall/ -- Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of custom electronic products and systems, today reported results for the third quarter ended August 31, 2010.

For the third quarter of fiscal 2010, the Company reported net income of $3.9 million or 30 cents per diluted share on sales of $43.6 million, compared to net income of $2.0 million or 16 cents per diluted share on sales of $31.5 million for the same period last year. For the first nine months of fiscal 2010, the Company had net income of $9.6 million or 73 cents per diluted share on sales of $121.2 million. For the comparable period of 2009, the Company had net income of $6.4 million or 50 cents per diluted share on sales of $98.2 million.

Dick Southworth, the Company's President and Chief Executive Officer, commented, "We are very pleased to report that our Company achieved record financial performance in the current quarter, exceeding our previous guidance. During the third quarter of fiscal 2010, total customer orders received amounted to $42.3 million, an increase of $9.9 million or 30% from the comparable quarter of last year. With this current quarter performance, our year-to-date customer orders reached $123.2 million, up 23% from the same period a year ago, reflecting a positive current year book-to-bill ratio of 1.02 to 1.00. This significant increase in our customer order rate reflects the continued strength of our military and defense business, combined with a partial rebound of our commercial business as general economic conditions have improved. With this strong customer order rate, we achieved record revenues of $43.6 million in the current quarter, with all four of our major businesses generating increased shipments compared to a year ago. Just as importantly, our operating margins continued to improve during the current quarter, as we leveraged our fixed manufacturing costs over greater sales volume and continued to successfully integrate and consolidate our recent business acquisitions. As a result, our quarterly earnings grew to a record 30 cents per share, an increase of 88% from the same period last year and up 20% from the second quarter of this year."

Third Quarter Highlights

Successful Integration of Recent Acquisitions

On June 18, 2010, we acquired substantially all of the assets and assumed certain liabilities of Sage Laboratories, Inc. ("Sage Labs"). Sage Labs, based in Hudson, New Hampshire, designs and manufactures custom RF and microwave products including filters, diplexers, multiplexers, hybrids, and digital frequency discriminators. A majority of Sage Labs' components and subsystems are used in defense and aerospace applications, including radar systems, military aircraft, and missile defense systems. During the current quarter, we successfully integrated the acquired operations with our existing microwave business, with Sage Labs generating $2.7 million of product sales. In addition to the impact of Sage Labs, our microwave sales in the current quarter included $2.9 million of Micro Networks product sales, another strategic acquisition that we consummated late last fiscal year.

Broad-based Increase in Sales

In the third quarter of fiscal 2010, our consolidated sales were $43.6 million, an increase of $12.1 million or 39% from the same period last year. In addition to the $5.6 million aggregate impact of our acquisitions of Sage Labs and Micro Networks, sales of our products used in commercial applications grew $4.2 million compared to a year ago and our military/defense product sales increased $2.3 million. This organic sales growth reflects the improvement in general economic conditions, as well as the overall strength of our particular military/defense markets.

In the current third quarter, compared to the same period a year ago, sales increased for all four of our major businesses. Sales of our advanced specialty products were $13.5 million in the third quarter of fiscal 2010, reflecting an increase of $3.2 million or 31%. Excluding the impact of our recent acquisitions, sales of our microwave products increased $2.1 million or nearly 15%. Sales of our power management products were $2.7 million in the current quarter, an increase of 24%, while sales for our sensors and controls amounted to $5.2 million in the current quarter, up 16% from the same period of a year ago.

Improved Operating Margins

In the current quarter, our gross margin was $12.7 million or 29.2% of sales, compared to 24.6% of sales for the same quarter last year and 27.9% for the second quarter of this year. This increase in gross margin percentage principally reflects the leveraging of fixed manufacturing costs over higher sales volume, as well as improved direct labor efficiencies. Despite incurring $361,000 of expenses directly related to our acquisition of Sage Labs, our operating expenses in the current quarter remained relatively stable as a percentage of sales. With this performance, our income from operations grew to $6.2 million or 14.2% of sales in the current quarter, compared to $3.2 million or 10.0% of sales in the same period last year and $5.2 million or 13.0% of sales for the second quarter of this year.

Record Level of Operating Cash Flow

During the third quarter of fiscal 2010, net cash provided by operating activities was a record $8.9 million, with improved accounts receivable and inventory turnover rates helping to reduce overall working capital requirements. For the first nine months of fiscal 2010, our positive operating cash flow and existing cash balances enabled us to repay $6.0 million of our short-term bank borrowings, support the aggregate cash purchase price of $7.9 million for our business acquisitions, and fund capital expenditures of $4.8 million. At the end of the third quarter of fiscal 2010, our ratio of current assets to current liabilities was 5.00 to 1.00, and our total bank borrowings were only $1.5 million. As of August 31, 2010, our total stockholders' equity was $124.5 million, reflecting a book value of $9.62 per share. We believe that our strong cash flow and financial position provide a solid foundation for future growth and enhanced shareholder value.

Current Business Outlook

Mr. Southworth added, "Based on our current assessment of business conditions and customer requirements, we presently anticipate our fiscal fourth quarter sales to be $43.0 to $44.0 million with earnings of 30 to 32 cents per share. If these operating results are achieved, we would once again have significant growth from the comparable period of a year ago, with sales up 26% to 29% and earnings per share up 76% to 88%. On a longer-term basis, we remain very optimistic about the future of our Company as overall economic conditions improve, principal applications for our military/defense products continue to be strong, and we continuously develop new and innovative solutions for our customers."

Forward-Looking Information

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Simultaneous Webcast and Teleconference Replay

Spectrum Control, Inc. will host a teleconference to discuss its third quarter fiscal 2010 results on Thursday, September 23, 2010, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through September 24, 2010, at 877-660-6853, access account 286, conference 356437, or for 30 days over the Internet at the Company's website.

About Spectrum Control

Spectrum Control, Inc. is a leader in the design, development and manufacture of custom electronic products and systems for the defense, aerospace, communications, and medical industries worldwide. For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

Spectrum Control, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

( Unaudited )

( Dollar Amounts in Thousands )	August 31,	November 30,
	2010	2009
Assets

Current assets
Cash and cash equivalents	$4,064	$6,090
Accounts receivable, net	25,484	22,623
Inventories, net	35,534	34,223
Deferred income taxes	1,425	1,425
Prepaid expenses and other current assets	1,660	2,434

Total current assets	68,167	66,795

Property, plant and equipment, net	28,469	26,383

Noncurrent assets
Goodwill	43,023	44,995
Other	10,092	5,556

Total assets	$149,751	$143,729

Liabilities and Stockholders' Equity

Current liabilities
Short-term debt	$1,000	$7,000
Accounts payable	6,783	7,124
Accrued liabilities	5,762	5,366
Current portion of long-term debt	65	65

Total current liabilities	13,610	19,555

Long-term debt	415	480
Other liabilities	529	728
Deferred income taxes	10,689	9,542

Stockholders' equity	124,508	113,424

Total liabilities and stockholders' equity	$149,751	$143,729

Spectrum Control, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

( Unaudited )

(Amounts in Thousands, Except Per Share Data)

	For the Three Months Ended		For the Nine Months Ended
	August 31,		August 31,
	2010	2009	2010	2009

Net sales	$43,613	$31,477	$121,214	$98,217

Cost of products sold	30,896	23,728	88,527	73,262

Gross margin	12,717	7,749	32,687	24,955

Selling, general and
administrative expense	6,519	4,589	17,602	14,920

Income from operations	6,198	3,160	15,085	10,035

Other income ( expense ):
Interest expense	(41)	(43)	(123)	(206)
Other income and expense, net	5	2	45	40
	(36)	(41)	(78)	(166)

Income before provision for
income taxes	6,162	3,119	15,007	9,869

Provision for income taxes	2,266	1,078	5,432	3,454

Net income	$3,896	$2,041	$9,575	$6,415

Earnings per common share:
Basic	$0.30	$0.16	$0.75	$0.51
Diluted	$0.30	$0.16	$0.73	$0.50

Average number of common shares
outstanding:
Basic	12,879	12,613	12,786	12,585
Diluted	13,186	12,844	13,089	12,705

Spectrum Control, Inc. and Subsidiaries

Selected Financial Data

( Unaudited )

	For the Three Months Ended		For the Nine Months Ended
	August 31,		August 31,
Selected Financial Data,	2010	2009	2010	2009
as a Percentage of Net Sales:

Net sales	100.0%	100.0%	100.0%	100.0%
Cost of products sold	70.8	75.4	73.0	74.6
Gross margin	29.2	24.6	27.0	25.4
Selling, general and
administrative expense	15.0	14.6	14.5	15.2
Income from operations	14.2	10.0	12.5	10.2
Other income ( expense ):
Interest expense	(0.1)	(0.1)	(0.1)	(0.2)
Other income and expense, net	-	-	-	-
Income before provision for
income taxes	14.1	9.9	12.4	10.0
Provision for income taxes	5.2	3.4	4.5	3.5
Net income	8.9%	6.5%	7.9%	6.5%

Selected Operating Segment Data:
( Dollar Amounts in Thousands )

Advanced specialty products:
Customer orders received	$13,170	$11,141	$39,529	$37,854
Net sales	13,498	10,305	37,532	31,124

Microwave components and systems:
Customer orders received	21,088	15,229	58,896	43,530
Net sales	22,214	14,495	59,499	44,737

Power management systems:
Customer orders received	2,343	2,742	7,875	6,231
Net sales	2,698	2,173	9,442	7,014

Sensors and controls:
Customer orders received	5,677	3,308	16,938	12,342
Net sales	5,203	4,504	14,741	15,342

CONTACT:  Investor Relations: John P. Freeman, Senior Vice President and Chief Financial Officer, Spectrum Control, Inc., +1-814-474-4310